FRONTEGRA FUNDS, INC.

                  STOCK SUBSCRIPTION AGREEMENT

To the Board of Directors of Frontegra Funds, Inc.:

     The undersigned purchaser (the "Purchaser") hereby subscribes to 1,666.666 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Frontegra Funds, Inc. (the "Company") in consideration for which the Purchaser agrees to transfer to you upon demand Fifty Thousand Dollars ($50,000) in cash. The
Purchaser desires to invest the $50,000 in the Frontegra Total Return Bond Fund. Accordingly, the
Purchaser will receive 1,666.666 Shares of the Frontegra Total Return Bond Fund.

     It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent.
Notwithstanding the fact that a certificate representing ownership will not be issued, said Shares shall be deemed fully paid and nonassessable.

     The Purchaser agrees that the Shares are being purchased for investment with no present intention of reselling or redeeming said Shares.

     The Purchaser acknowledges that costs incurred by the Company in connection with its organization, registration and initial public offering of Shares of the Company have been deferred and are being amortized over a period of five years from the date upon which the Company commences its investment activities.

     The Purchaser agrees that in the event any of the Shares purchased hereunder are redeemed during such five year period, the Company is authorized to reduce the redemption proceeds to cover any unamortized organizational expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of the redemption. If, for any reason, said reduction of redemption proceeds is not in fact made by the Company in the event of such a redemption, the Purchaser agrees to reimburse the Company immediately for any unamortized organizational expenses in the proportion stated above.



          Dated and effective this 30th day of
September, 1996.



                         REAMS ASSET MANAGEMENT COMPANY, LLC



                         /s/ L. Paul Berman
                         ____________________________________
                         By: L. Paul Berman
                         Its: Senior Vice President




                           ACCEPTANCE

          The foregoing subscription is hereby accepted.
Dated and effective as of this 30th day of September, 1996.


                              FRONTEGRA FUNDS, INC.


                              /s/ William D. Forsyth, III
                              ________________________________________
                              By:  William D. Forsyth, III
                              Its: Co-President


                              /s/ Thomas J. Holmberg, Jr.
                              ________________________________________
                              Attest:  Thomas J.Holmberg, Jr.
                                       Co-President